FOR IMMEDIATE RELEASE

SUNOPTA ANNOUNCES SECOND QUARTER FISCAL 2020 FINANCIAL RESULTS

Adjusted EBITDA more than doubled YOY for the third consecutive quarter propelled by 6.1% revenue growth and strong operations execution as gross margins expanded 350 basis points

Toronto, August 5, 2020 - SunOpta Inc. ("SunOpta" or the "Company") (Nasdaq:STKL) (TSX:SOY), a leading global company focused on plant-based foods and beverages, organic ingredient sourcing and production, and fruit-based foods and beverages, today announced financial results for the second quarter ended June 27, 2020.

All amounts are expressed in U.S. dollars and results are reported in accordance with U.S. GAAP, except where specifically noted.

Second Quarter 2020 Highlights:

  Revenues of $310.9 million for the second quarter of 2020, compared to $293.0 million in the second quarter of 2019, an increase of 6.1%. Adjusted for foreign exchange and commodity prices, revenues grew by 5.8%.

  Gross margin increased 350 basis points to 12.8% from 9.3% in the prior year.

  Earnings attributable to common shareholders was a loss of $1.6 million or $0.02 per diluted common share in the second quarter of 2020, compared to a loss of $11.1 million or $0.13 per diluted common share in the second quarter of 2019.

  Adjusted EBITDA¹ of $20.5 million or 6.6% of revenues for the second quarter of 2020, versus $10.1 million or 3.5% of revenues in the second quarter of 2019.

"We delivered another strong quarter, doubling adjusted EBITDA over the prior year for the third consecutive quarter. We believe our turnaround efforts have now taken root, setting us up for more consistent revenue and profitability growth going forward. The quarter represented a powerful combination of strong execution and favorable underlying category trends. Each of our three segments produced revenue growth and expanded gross margin during the second quarter," said Joe Ennen, Chief Executive Officer of SunOpta. "Our growth continues to be led by our #1 focus area, which is plant-based foods and beverages.  Despite the negative impact on volumes in the foodservice channel, as a result of COVID-19, we still produced 10% growth on an adjusted basis. This growth and our ability to offset COVID-19 impacts are a direct reflection of the strength of our plant-based platform. We are extremely bullish on our plant-based opportunity including a robust sales pipeline and incremental capacity expected to come on-line in the fourth quarter of this year.

"Within our Global Ingredients segment, we saw continued strong growth and enhanced margin as we optimize our category investments. We remain confident and encouraged about initiatives across our global organization and remain well-positioned in each of our operating segments to drive growth, improve margins and enhance shareholder value. We continued to generate sequential and year-over-year margin improvement in our Fruit-Based Foods and Beverages segment, reflecting each of our initiatives to date and remain confident that our productivity investments will further this improvement in the second half  of 2020," continued Ennen.

Second Quarter 2020 Results

Revenues for the second quarter of 2020 were $310.9 million, an increase of 6.1% compared to $293.0 million in the second quarter of 2019. Excluding the impact of changes in commodity-related pricing and foreign exchange rates, revenues in the second quarter of 2020 increased by 5.8% compared with the second quarter of 2019.

The Plant-Based Foods and Beverages segment generated revenues of $91.7 million during the second quarter of 2020, an increase of 11.9% compared to $81.9 million in the second quarter of 2019. Excluding sunflower commodity price variances, Plant-Based segment revenues in the second quarter increased 9.6% compared to the prior year period, reflecting higher volumes of aseptic beverages, broth offerings, and ingredient extraction partially offset by reduced sales volumes of plant-based beverage products to foodservice customers as a result of COVID-19.

The Global Ingredients segment generated revenues of $126.5 million, an increase of 4.7% compared to $120.9 million in the second quarter of 2019. Excluding the impact of changes in commodity-related pricing and foreign exchange rates, Global Ingredients revenue in the second quarter of 2020 increased 6.9% compared to the prior year period, which reflected higher volumes in certain organic ingredient product categories and of premium juice products.

The Fruit-Based Foods and Beverages segment generated revenues of $92.7 million during the second quarter of 2020, an increase of 2.8% compared to $90.2 million in the second quarter of 2019. Excluding the impact of commodity price fluctuations, Fruit-Based segment revenues in the second quarter increased 0.8% compared to the prior year period, primarily reflecting increased retail volumes and pricing for frozen fruit partially offset by lower demand for frozen fruit and fruit preparations from foodservice customers as a result of COVID-19.

Gross profit was $39.7 million for the quarter ended June 27, 2020, an increase of $12.4 million compared to $27.3 million for the quarter ended June 29, 2019. As a percentage of revenues, gross profit for the quarter ended June 27, 2020 was 12.8% compared to 9.3% for the quarter ended June 29, 2019, an increase of 350 basis points. The Plant-Based Foods and Beverages segment accounted for $4.6 million of the increase in gross profit, primarily due to higher sales and production volumes of plant-based beverages, broths and plant-based ingredients, and improved plant utilization and productivity-driven cost savings partially offset by wage premiums and higher cleaning costs attributable to COVID-19. The Global Ingredients segment accounted for $4.4 million of the increased gross profit in the quarter primarily due to increased pricing spreads for certain organic ingredients and premium juice products and productivity improvements. The Fruit-Based Foods and Beverages segment increased gross profit by $3.4 million in the quarter, reflecting increased sales, pricing and a favorable sales mix of higher-margin retail versus foodservice sales, and the impact of our automation and productivity initiatives, partially offset by lower sales volumes and plant utilization for fruit ingredients, together with wage premiums and higher cleaning costs attributable to COVID-19.

Segment operating income¹ was $8.8 million, or 2.8% of revenues in the second quarter of 2020, compared to operating loss of $2.5 million, or 0.9% of revenues in the second quarter of 2019. The increase in operating income year-over-year was primarily attributable to the $12.4 million increase in gross profit, partially offset by a year-over-year $1.0 million increase in SG&A primarily related to higher employee-related variable compensation and benefit costs, partially offset by lower travel and marketing costs and stock-based compensation expense.

Adjusted EBITDA¹ was $20.5 million or 6.6% of revenues in the second quarter of 2020, compared to $10.1 million or 3.5% of revenues in the second quarter of 2019.

The Company reported a loss attributable to common shareholders for the second quarter of 2020 of $1.6 million, or $0.02 per diluted common share, compared to a loss of $11.1 million, or $0.13 per diluted common share during the second quarter of 2019.

Adjusted loss¹ in the second quarter of 2020 was $1.4 million or $0.02 per common share, compared to an adjusted loss of $9.0 million or $0.10 per common share in the second quarter of 2019. Please refer to the discussion and table below under "Non-GAAP Measures - Adjusted Earnings/Loss".

Balance Sheet and Cash Flow

At June 27, 2020, SunOpta's balance sheet reflected total assets of $909.4 million and total debt of $448.9 million. During the second quarter of 2020, cash generated by operating activities was $2.7 million, compared to cash used in operations of $31.7 million during the second quarter of 2019. The $34.4 million improvement in operating cash flow primarily reflects the improved year-over-year operating results, along with more efficient working capital management. Cash used in investing activities in the second quarter of 2020 was $6.3 million, compared with $12.9 million in the second quarter of 2019, a decrease in cash used of $6.6 million.

Conference Call

SunOpta plans to host a conference call at 9:00 A.M. Eastern time on Wednesday, August 5, 2020, to discuss the second quarter financial results. After opening remarks, there will be a question and answer period. Investors interested in listening to a live webcast of the conference call can access a link on SunOpta's website at www.sunopta.com under the "Investors" section or directly here. Investors interested in listening to the live call over the telephone must pre-register for the conference call via a link on SunOpta's website at www.sunopta.com under the "Investors Relations" section or directly at http://www.directeventreg.com/registration/event/5755999. Upon registration, investors will be provided with the dial-in information, passcode and individual ID. Investors will also receive a confirmation email. Investors are encouraged to register at least 15 minutes prior to the scheduled call time and can register earlier at any time to receive the conference details. If you are unable to listen live, the conference call will be archived and can be accessed for approximately 90 days at the company's website.

¹ See discussion of non-GAAP measures

About SunOpta Inc.

SunOpta Inc. is a leading global company focused on plant-based foods and beverages, fruit-based foods and beverages, and organic ingredient sourcing and production. SunOpta specializes in the sourcing, processing and packaging of organic, natural and non-GMO food products, integrated from seed through packaged products, with a focus on strategic vertically integrated business models.

Forward-Looking Statements

Certain statements included in this press release may be considered "forward-looking statements" within the meaning of the United States Private Securities Litigation Reform Act of 1995 and applicable Canadian securities legislation, which are based on information available to us on the date of this release. These forward-looking statements include, but are not limited to, our belief that our turnaround efforts are setting us up for more consistent revenue and profitability growth going forward, our expectations regarding the anticipated conversion of our plant-based sales pipeline, and the timing of the incremental capacity expected in the fourth quarter. Generally, forward-looking statements do not relate strictly to historical or current facts and are typically accompanied by words such as "continue", "expect", "believe", "anticipate", "estimates", "can", "will", "target", "should", "would", "plans", "becoming", "intend", "confident", "may", "project", "potential", "intention", "might", "predict", "budget", "forecast" or other similar terms and phrases intended to identify these forward-looking statements. Forward-looking statements are based on information available to the Company on the date of this release and are based on estimates and assumptions made by the Company in light of its experience and its perception of historical trends, current conditions and expected future developments including, but not limited to, the Company's actual financial results; uninterrupted operations and service levels to our customers during COVID-19; current customer demand for the Company's products and the additional anticipated demand due to COVID-19; general economic conditions; continued consumer interest in health and wellness; the Company's ability to maintain product pricing levels; planned facility and operational expansions, closures and divestitures; cost rationalization and product development initiatives; alternative potential uses for the Company's capital resources; portfolio optimization and productivity efforts; the sustainability of the Company's sales pipeline; the Company's expectations regarding commodity pricing, margins and hedging results; improved availability and field prices for fruit; procurement and logistics savings; freight lane cost reductions; yield and throughput enhancements; and labor cost reductions. Whether actual timing and results will agree with expectations and predictions of the Company is subject to many risks and uncertainties including, but not limited to, potential loss of suppliers and customers as well as supply chain, logistics and other disruptions resulting from or related to COVID-19; unexpected issues or delays with the Company's structural improvements and automation investments; failure or inability to implement portfolio changes, process improvements, go-to-market improvements and process sustainability strategies in a timely manner; changes in the level of capital investment; local and global political and economic conditions; consumer spending patterns and changes in market trends; decreases in customer demand; delayed or unsuccessful product development efforts; potential product recalls; working capital management; availability and pricing of raw materials and supplies; potential covenant breaches under the Company's credit facilities; and other risks described from time to time under "Risk Factors" in the Company's Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q (available at www.sec.gov). Consequently, all forward-looking statements made herein are qualified by these cautionary statements and there can be no assurance that the actual results or developments anticipated by the Company will be realized. The Company undertakes no obligation to publicly correct or update the forward-looking statements in this document, in other documents, or on its website to reflect future events or circumstances, except as may be required under applicable securities laws.

Scott Van Winkle

ICR

617-956-6736

scott.vanwinkle@icrinc.com

Source: SunOpta Inc.

SunOpta Inc.
Consolidated Statements of Operations
For the quarters and two quarters ended June 27, 2020 and June 29, 2019
(Unaudited)
(All dollar amounts expressed in thousands of U.S. dollars, except per share amounts)

	Quarter ended		Two quarters ended
	June 27, 2020	June 29, 2019	June 27, 2020	June 29, 2019
	$	$	$	$

Revenues	310,944	293,004	646,893	598,279

Cost of goods sold	271,252	265,677	563,481	542,746

Gross profit	39,692	27,327	83,412	55,533

Selling, general and administrative expenses	28,299	27,262	55,505	53,510
Intangible asset amortization	2,605	2,692	5,326	5,434
Other expense (income), net	(333)	445	(1,631)	(43,067)
Foreign exchange loss (gain)	(44)	(90)	2,290	(1,194)

Earnings (loss) before the following	9,165	(2,982)	21,922	40,850

Interest expense, net	7,936	8,254	16,216	16,993

Earnings (loss) before income taxes	1,229	(11,236)	5,706	23,857

Provision for (recovery of) income taxes	452	(2,324)	1,582	7,174

Net earnings (loss)	777	(8,912)	4,124	16,683

Earnings (loss) attributable to non-controlling interests	(230)	143	(244)	89

Earnings (loss) attributable to SunOpta Inc.	1,007	(9,055)	4,368	16,594

Dividends and accretion on preferred stock	(2,604)	(2,001)	(4,629)	(3,996)

Earnings (loss) attributable to common shareholders	(1,597)	(11,056)	(261)	12,598

Earnings (loss) per share
Basic	(0.02)	(0.13)	(0.00)	0.14
Diluted	(0.02)	(0.13)	(0.00)	0.14

Weighted-average common shares outstanding (000s)
Basic	89,089	87,683	88,625	87,579
Diluted	89,089	87,683	88,625	87,743

SunOpta Inc.
Consolidated Balance Sheets
As at June 27, 2020 and December 28, 2019
(Unaudited)
(All dollar amounts expressed in thousands of U.S. dollars)

	June 27, 2020	December 28, 2019
	$	$

ASSETS
Current assets
Cash and cash equivalents	1,625	1,498
Accounts receivable	124,279	121,445
Inventories	318,002	323,546
Prepaid expenses and other current assets	28,103	35,985
Income taxes recoverable	5,660	7,480
Total current assets	477,669	489,954

Property, plant and equipment	190,519	184,550
Operating lease right-of-use assets	62,248	68,433
Goodwill	28,462	28,422
Intangible assets	144,679	150,009
Deferred income taxes	2,187	-
Other assets	3,661	1,991

Total assets	909,425	923,359

LIABILITIES
Current liabilities
Bank indebtedness	204,852	245,536
Accounts payable and accrued liabilities	132,795	133,529
Customer and other deposits	166	37
Income taxes payable	1,610	1,272
Other current liabilities	633	802
Current portion of long-term debt	3,276	2,987
Current portion of operating lease liabilities	15,971	17,215
Current portion of long-term liabilities	900	4,286
Total current liabilities	360,203	405,664

Long-term debt	240,785	242,204
Operating lease liabilities	47,020	52,020
Long-term liabilities	1,905	2,011
Deferred income taxes	14,432	9,027
Total liabilities	664,345	710,926

Series A Preferred Stock	84,881	82,524
Series B Preferred Stock	26,895	-

EQUITY
SunOpta Inc. shareholders' equity
Common shares	323,412	318,456
Additional paid-in capital	34,610	35,767
Accumulated deficit	(215,192)	(214,931)
Accumulated other comprehensive loss	(11,163)	(11,271)
	131,667	128,021
Non-controlling interests	1,637	1,888
Total equity	133,304	129,909

Total equity and liabilities	909,425	923,359

SunOpta Inc.
Consolidated Statements of Cash Flows
For the quarters and two quarters ended June 27, 2020 and June 29, 2019
(Unaudited)
(Expressed in thousands of U.S. dollars)

	Quarter ended		Two quarters ended
	June 27, 2020	June 29, 2019	June 27, 2020	June 29, 2019
	$	$	$	$

CASH PROVIDED BY (USED IN)

Operating activities
Net earnings (loss)	777	(8,912)	4,124	16,683
Items not affecting cash:
Depreciation and amortization	8,751	8,186	17,673	16,488
Amortization of debt issuance costs	1,065	684	2,004	1,339
Deferred income taxes	2,958	(2,356)	3,218	4,971
Stock-based compensation	1,932	2,998	4,379	2,835
Unrealized loss (gain) on derivative contracts	(406)	(400)	150	(288)
Gain on settlement of contingent consideration obligation	-	-	(2,286)	-
Loss (gain) on sale of business	-	201	-	(45,378)
Other	(11)	(72)	(101)	(134)
Changes in non-cash working capital, net of businesses acquired or sold	(12,401)	(31,989)	8,253	(27,188)
Net cash flows from operations	2,665	(31,660)	37,414	(30,672)

Investing activities
Purchases of property, plant and equipment	(6,370)	(9,341)	(16,059)	(17,315)
Net proceeds from sale of business	-	(201)	-	64,675
Acquisition of business, net of cash acquired	-	(3,341)	-	(3,341)
Other	41	-	41	-
Net cash flows from investing activities	(6,329)	(12,883)	(16,018)	44,019

Financing activities
Increase (decrease) under line of credit facilities	(21,257)	43,367	(41,011)	(11,294)
Borrowings under long-term debt	-	24	155	1,876
Repayment of long-term debt	(744)	(634)	(1,341)	(1,357)
Proceeds on issuance of preferred stock, net of issuance costs	26,804	-	26,804	-
Payment of cash dividends on preferred stock	-	(1,700)	(1,700)	(3,400)
Proceeds from the exercise of stock options and employee share purchases	349	336	571	647
Payment of withholding taxes on stock-based awards	(1,030)	(299)	(1,151)	(382)
Payment of debt issuance costs	(415)	(81)	(2,488)	(395)
Payment of contingent consideration	(1,100)	-	(1,100)	-
Other	-	(5)	(4)	216
Net cash flows from financing activities	2,607	41,008	(21,265)	(14,089)

Foreign exchange gain (loss) on cash held in a foreign currency	12	50	(4)	(8)

Increase (decrease) in cash and cash equivalents in the period	(1,045)	(3,485)	127	(750)

Cash and cash equivalents - beginning of the period	2,670	6,015	1,498	3,280

Cash and cash equivalents - end of the period	1,625	2,530	1,625	2,530

SunOpta Inc.
Segmented Information
For the quarters and two quarters ended June 27, 2020 and June 29, 2019
Unaudited
(Expressed in thousands of U.S. dollars)

	Quarter ended		Two quarters ended
	June 27, 2020	June 29, 2019	June 27, 2020	June 29, 2019
	$	$	$	$
Segment revenues from external customers:
Global Ingredients	126,543	120,892	254,895	255,734
Plant-Based Foods and Beverages	91,705	81,940	197,947	163,216
Fruit-Based Foods and Beverages	92,696	90,172	194,051	179,329
Total segment revenues from external customers	310,944	293,004	646,893	598,279

Segment gross profit:
Global Ingredients	16,433	12,077	32,980	26,769
Plant-Based Foods and Beverages	16,731	12,114	37,802	22,610
Fruit-Based Foods and Beverages	6,528	3,136	12,630	6,154
Total segment gross profit	39,692	27,327	83,412	55,533

Segment operating income (loss):
Global Ingredients	8,038	3,667	16,152	10,210
Plant-Based Foods and Beverages	10,484	4,496	24,337	7,024
Fruit-Based Foods and Beverages	(2,016)	(5,960)	(6,718)	(11,565)
Corporate Services	(7,674)	(4,740)	(13,480)	(7,886)
Total segment operating income (loss)	8,832	(2,537)	20,291	(2,217)

Segment gross profit percentage:
Global Ingredients	13.0%	10.0%	12.9%	10.5%
Plant-Based Foods and Beverages	18.2%	14.8%	19.1%	13.9%
Fruit-Based Foods and Beverages	7.0%	3.5%	6.5%	3.4%
Total segment gross profit percentage	12.8%	9.3%	12.9%	9.3%

Segment operating income (loss) percentage:
Global Ingredients	6.4%	3.0%	6.3%	4.0%
Plant-Based Foods and Beverages	11.4%	5.5%	12.3%	4.3%
Fruit-Based Foods and Beverages	-2.2%	-6.6%	-3.5%	-6.4%
Total segment operating income (loss) percentage	2.8%	-0.9%	3.1%	-0.4%

Non-GAAP Measures

In addition to reporting financial results in accordance with U.S. GAAP, the Company provides additional information about its operating results regarding segment operating income, adjusted earnings and adjusted earnings before interest, taxes, depreciation and amortization ("Adjusted EBITDA"), which are not measures in accordance with U.S. GAAP. The Company believes that segment operating income, adjusted earnings and adjusted EBITDA assist investors in comparing performance across reporting periods on a consistent basis by excluding items that are not indicative of its operating performance. The non-GAAP measures of segment operating income, adjusted earnings and adjusted EBITDA should not be considered in isolation or as a substitute for performance measures calculated in accordance with U.S. GAAP.

In order to evaluate its results of operations, the Company uses certain other non-GAAP measures that it believes enhance an investor's ability to derive meaningful period-over-period comparisons and trends from the results of operations. In particular, the Company evaluates its revenues on a basis that excludes the effects of fluctuations in commodity pricing and foreign exchange rates, and the impacts of acquired or disposed operations.  In addition, the Company excludes specific items from its reported results that due to their nature or size, it does not expect to occur as part of its normal business on a regular basis. These items are identified in the tables below. These non-GAAP measures are presented solely to allow investors to more fully assess the Company's results of operations and should not be considered in isolation of, or as substitutes for an analysis of the Company's results as reported under U.S. GAAP.

Adjusted Earnings/Loss

When assessing its financial performance, the Company uses an internal measure that excludes charges and gains that it believes are not reflective of normal operations. This information is provided to allow investors to make meaningful comparisons of the Company's operating performance between periods and to view the Company's business from the same perspective as the Company's management. Adjusted earnings/loss and adjusted earnings/loss per diluted share should not be considered in isolation or as a substitute for performance measures calculated in accordance with U.S. GAAP.

The following is a tabular presentation of adjusted earnings/loss and adjusted earnings/loss per diluted share, including a reconciliation from net earnings/loss, which the Company believes to be the most directly comparable U.S. GAAP financial measure. In addition, in recognition of the sale of the soy and corn business in the first quarter of 2019, the Company has prepared these tables in a columnar format to present the effect of the disposal of these operations on the Company's consolidated results for the comparative periods.  The Company believes this presentation assists investors in assessing the results of the operations the Company has disposed and the effect of those operations on its financial performance.

	Excluding
	disposed operations		Disposed operations		Consolidated
		Per Diluted Share		Per Diluted Share		Per Diluted Share
For the quarter ended	$	$	$	$	$	$

June 27, 2020
Net earnings	777		-		777
Loss attributable to non-controlling interests	230		-		230
Dividends and accretion on preferred stock	(2,604)		-		(2,604)
Loss attributable to common shareholders	(1,597)	(0.02)	-	-	(1,597)	(0.02)

Adjusted for:
Costs related to the Value Creation Plan(a)	479		-		479
Plant expansion costs(b)	92		-		92
Other(c)	(349)		-		(349)
Net income tax effect(d)	17		-		17
Adjusted loss	(1,358)	(0.02)	-	-	(1,358)	(0.02)

June 29, 2019
Net loss	(8,766)		(146)		(8,912)
Earnings attributable to non-controlling interests	(143)		-		(143)
Dividends and accretion on preferred stock	(2,001)		-		(2,001)
Loss attributable to common shareholders	(10,910)	(0.12)	(146)	-	(11,056)	(0.13)

Adjusted for:
Costs related to Value Creation Plan(e)	1,675		-		1,675
Plant expansion costs(f)	311		-		311
Costs related to sale of soy and corn business(g)	-		201		201
Contract manufacturer transition costs(h)	201		-		201
Other(i)	(477)		-		(477)
Net income tax effect(d)	211		(55)		156
Adjusted loss	(8,989)	(0.10)	-	-	(8,989)	(0.10)

(a) Reflects employee retention costs of $0.2 million and professional fees of $0.2 million recorded in SG&A expenses; and employee termination costs of $0.5 million (offset by a $0.4 million reversal of previously recognized stock-based compensation related to forfeited awards previously granted to terminated employees) recorded in other expense.

(b) Reflects costs related to the expansion of our plant-based extraction capabilities at our Alexandria, Minnesota, facility, which were recorded in cost of goods sold.

(c) Other income includes the reversal of previously accrued costs related to the withdrawal of certain consumer-packaged products.  These costs were recognized in other expense in 2016.

(d) Reflects the tax effect of the preceding adjustments to earnings and reflects an overall estimated annual effective tax rate of approximately 30% for the quarter ended June 27, 2020 (June 29, 2019 - 27%) on adjusted earnings/loss before tax.

(e) Reflects employee retention and relocation costs of $0.8 million, and professional fees of $0.2 million recorded in SG&A expenses; and employee termination costs of $0.7 million recorded in other expense.

(f) Reflects costs related to the expansion of our Allentown, Pennsylvania, plant-based beverage facility, which were recorded in cost of goods sold.

(g) Reflects legal fees incurred in connection with the sale of the soy and corn business, which were recorded in other expense.

(h) Reflects costs to transition premium juice production activities to new contract manufacturers, which were recorded in cost of goods sold.

(i) Other includes a gain related to a project cancellation, partially offset by losses on the disposal of assets, and business development costs, which were recorded in other income/expense.

	Excluding
	disposed operations		Disposed operations		Consolidated
		Per Diluted Share		Per Diluted Share		Per Diluted Share
For the two quarters ended	$	$	$	$	$	$

June 27, 2020
Net earnings	4,124		-		4,124
Loss attributable to non-controlling interests	244		-		244
Dividends and accretion on preferred stock	(4,629)		-		(4,629)
Loss attributable to common shareholders	(261)	(0.00)	-	-	(261)	(0.00)

Adjusted for:
Costs related to the Value Creation Plan(a)	2,474		-		2,474
Plant expansion costs(b)	92		-		92
Contingent consideration settlement(c)	(2,286)		-		(2,286)
Other(d)	(320)		-		(320)
Net income tax effect(e)	(118)		-		(118)
Adjusted loss	(419)	(0.00)	-	-	(419)	(0.00)

June 29, 2019
Net earnings (loss)	(15,967)		32,650		16,683
Earnings attributable to non-controlling interests	(89)		-		(89)
Dividends and accretion on preferred stock	(3,996)		-		(3,996)
Earnings (loss) attributable to common shareholders	(20,052)	(0.23)	32,650	0.37	12,598	0.14

Adjusted for:
Gain on sale of soy and corn business(f)	-		(45,378)		(45,378)
Costs related to Value Creation Plan(g)	3,533		-		3,533
Plant expansion costs(h)	311		-		311
Contract manufacturer transition costs(i)	289		-		289
Product withdrawal and recall costs(j)	260		-		260
Other(k)	(325)		-		(325)
Net income tax effect(e)	(615)		12,434		11,819
Adjusted loss	(16,599)	(0.19)	(294)	(0.00)	(16,893)	(0.19)

(a) Reflects employee retention costs of $0.7 million and professional fees of $0.8 million recorded in SG&A expenses; and employee termination costs of $1.5 million (offset by a $0.9 million reversal of previously recognized stock-based compensation related to forfeited awards previously granted to terminated employees), and facility closure costs of $0.4 million recorded in other expense.

(b) Reflects costs related to the expansion of our plant-based extraction capabilities at our Alexandria, Minnesota, facility, which were recorded in cost of goods sold.

(c) Reflects a gain on the settlement of the remaining earn-out obligation related to our acquisition of Citrusource in 2015, which was recorded in other income.

(d) Other income includes the reversal of previously accrued costs related to the withdrawal of certain consumer-packaged products.  These costs were recognized in other expense in 2016.

(e) Reflects the tax effect of the preceding adjustments to earnings and reflects an overall estimated annual effective tax rate of approximately 30% for the two quarters ended June 27, 2020 (June 29, 2019 - 27%) on adjusted earnings/loss before tax.

(f) Reflects the recognized gain on sale of the soy and corn business, which was recorded in other income.

(g) Reflects employee retention and relocation costs of $0.9 million, and professional fees of $0.3 million recorded in SG&A expenses; and employee termination costs of $3.5 million, recruitment costs of $0.6 million, and facility closure costs of $0.3 million, offset by the reversal of $2.1 million of previously recognized stock-based compensation related to forfeited awards previously granted to terminated employees, all recorded in other expense.

(h) Reflects costs related to the expansion of our Allentown, Pennsylvania, plant-based beverage facility, which were recorded in cost of goods sold.

(i) Reflects costs to transition premium juice production activities to new contract manufacturers, which were recorded in cost of goods sold.

(j) Reflects product withdrawal and recall costs that were not eligible for reimbursement under insurance policies or exceeded the limits of those policies, including costs related to the recall of certain sunflower kernel products initiated in 2016, which were recorded in other expense.

(k) Other includes a gain related to a project cancellation, partially offset by insurance deductibles, losses on the disposal of assets, and business development costs, which were recorded in other income/expense.

Segment Operating Income/Loss and Adjusted EBITDA

The Company defines segment operating income/loss as net earnings/loss before income taxes, interest expense and other income/expense items, and adjusted EBITDA as segment operating income/loss plus depreciation, amortization, non-cash stock-based compensation, and other unusual items that affect the comparability of operating performance as identified above in the determination of adjusted earnings/loss. The following is a tabular presentation of segment operating income/loss and adjusted EBITDA, including a reconciliation to net earnings/loss, which the Company believes to be the most directly comparable U.S. GAAP financial measure. In addition, as with adjusted earnings/loss presented above, the Company has prepared these tables in a columnar format to present the effect of the disposal of the soy and corn business on the Company's consolidated results for the comparative periods. The Company believes this presentation assists investors in assessing the results of the operations the Company has disposed and the effect of those operations on its financial performance.

	Excluding
	disposed operations	Disposed operations	Consolidated
For the quarter ended	$	$	$

June 27, 2020
Net earnings	777	-	777
Provision for income taxes	452	-	452
Interest expense, net	7,936	-	7,936
Other income, net	(333)	-	(333)
Total segment operating income	8,832	-	8,832
Depreciation and amortization	8,751	-	8,751
Stock-based compensation(a)	2,368	-	2,368
Costs related to Value Creation Plan(b)	463	-	463
Plant expansion costs(c)	92	-	92
Adjusted EBITDA	20,506	-	20,506

June 29, 2019
Net loss	(8,766)	(146)	(8,912)
Recovery of income taxes	(2,269)	(55)	(2,324)
Interest expense, net	8,254	-	8,254
Other expense, net	244	201	445
Total segment operating loss	(2,537)	-	(2,537)
Depreciation and amortization	8,186	-	8,186
Stock-based compensation	2,999	-	2,999
Costs related to Value Creation Plan(b)	954	-	954
Plant expansion costs(c)	311	-	311
Contract manufacturer transition costs(d)	201	-	201
Adjusted EBITDA	10,114	-	10,114

(a) For the second quarter of 2020, stock-based compensation of $2.4 million was recorded in SG&A expenses, and the reversal of $0.4 million of previously recognized stock-based compensation related to forfeited awards previously granted to terminated employees was recognized in other income.

(b) For the second quarters of 2020 and 2019, reflects professional fees and employee retention costs of $0.5 million and $1.0 million, respectively, recorded in SG&A expenses.

(c) For the second quarter of 2020, reflects costs related to the expansion of our plant-based extraction capabilities at our Alexandria, Minnesota, facility, and, for the second quarter of 2019, reflects costs related to the expansion of our Allentown, Pennsylvania, plant-based beverage facility, which were recorded in cost of goods sold.

(d) Reflects costs to transition premium juice production activities to new contract manufacturers, which were recorded in cost of goods sold.

	Excluding
	disposed operations	Disposed operations	Consolidated
For the two quarters ended	$	$	$

June 27, 2020
Net earnings	4,124	-	4,124
Provision for income taxes	1,582	-	1,582
Interest expense, net	16,216	-	16,216
Other income, net	(1,631)	-	(1,631)
Total segment operating income	20,291	-	20,291
Depreciation and amortization	17,673	-	17,673
Stock-based compensation(a)	5,274	-	5,274
Costs related to Value Creation Plan(b)	1,499	-	1,499
Plant expansion costs(c)	92	-	92
Adjusted EBITDA	44,829	-	44,829

June 29, 2019
Net earnings (loss)	(15,967)	32,650	16,683
Provision for (recovery of) income taxes	(5,148)	12,322	7,174
Interest expense, net	16,993	-	16,993
Other expense (income), net	2,311	(45,378)	(43,067)
Total segment operating income (loss)	(1,811)	(406)	(2,217)
Depreciation and amortization	16,359	129	16,488
Stock-based compensation(a)	4,938	-	4,938
Costs related to Value Creation Plan(b)	1,157	-	1,157
Plant expansion costs(c)	311	-	311
Contract manufacturer transition costs(d)	289	-	289
Adjusted EBITDA	21,243	(277)	20,966

(a) For the first two quarters of 2020 and 2019, stock-based compensation of $5.3 million and $4.9 million, respectively, was recorded in SG&A expenses, and the reversal of $0.9 million and $2.1 million, respectively, of previously recognized stock-based compensation related to forfeited awards previously granted to terminated employees was recognized in other income.

(b) For the first two quarters of 2020 and 2019, reflects professional fees, and employee retention and relocation costs of $1.5 million and $1.2 million, respectively, recorded in SG&A expenses.

(c) For the first two quarters of 2020, reflects costs related to the expansion of our plant-based extraction capabilities at our Alexandria, Minnesota, facility, and, for the first two quarters of 2019, reflects costs related to the expansion of our Allentown, Pennsylvania, plant-based beverage facility, which were recorded in cost of goods sold.

(d) Reflects costs to transition premium juice production activities to new contract manufacturers, which were recorded in cost of goods sold.